UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2014

McKesson Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13252	94-3207296
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Post Street, San Francisco, California		94104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 983-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Letter from Mr. Hammergren Significantly Reducing his Pension Benefit

On February 27, 2014, Jane E. Shaw, Ph.D., Chairman of the Compensation Committee of the Board of Directors of McKesson Corporation (“McKesson” or the “Company”), received a letter from John H. Hammergren, the Company’s Chairman, President and Chief Executive Officer, pursuant to which Mr. Hammergren acted to voluntarily reduce his benefit under the Company’s legacy executive pension program, the Executive Benefit Retirement Plan (the “EBRP”). The change addresses feedback received from some of the Company’s stockholders about the volatility of pension benefit calculations.

Effective immediately, Mr. Hammergren’s EBRP benefit was reduced by approximately $45 million from the amount disclosed in the Company’s definitive proxy statement for its 2013 Annual Meeting of Stockholders as being payable to Mr. Hammergren had he voluntarily resigned effective March 31, 2013. The letter resulted from conversations between Mr. Hammergren and the Board of Directors following their consideration of stockholder feedback. The letter constitutes a modification to Mr. Hammergren’s employment agreement, as amended and restated November 1, 2008, and as further modified March 27, 2012 (the “Employment Agreement”). His right to the pension benefit will continue to be subject to all other terms of the EBRP and his Employment Agreement. Except as expressly modified by the letter, the Employment Agreement continues in full force and effect.

A copy of the letter delivered to Dr. Shaw by Mr. Hammergren is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Incentive Program Changes

Further, on January 28, 2014, the Compensation Committee of the Company’s Board of Directors (the “Committee”) modified the design of the Company’s primary long-term equity program. Beginning with fiscal year 2015, payouts to executive officers under McKesson’s restricted stock unit program will be determined solely by comparing McKesson’s total stockholder return (“TSR”) over a three-year period against TSR for the S&P 500 Health Care Index for the same period. The Committee also changed the performance period from one to three years; the first payout under this new program will occur in May 2017. The Compensation Committee also made adjustments to the financial metrics being used in the Company’s annual and long-term cash incentive programs.

These changes address feedback received from some of the Company’s stockholders and are part of the Committee’s continuing process of evaluating and refining the Company’s incentive programs.

New Compensation Peer Group

In addition, on January 28, 2014, following a comprehensive review of the Company’s current compensation peer group by the Committee’s new independent compensation consultant and review by the Committee, the Committee adopted a new peer group which it will use beginning in fiscal year 2015 as a reference point when making decisions about overall compensation, the elements of compensation, the amount of each element of compensation and the relative competitive landscape of the Company’s executive compensation program. Approximately one-half of the companies in the previous compensation peer group were eliminated, and approximately six new companies were added to the new peer group. The new compensation peer group focuses on companies that may compete with McKesson for executive talent, including: (i) healthcare companies that may compete or interact with the Company within its supply chain, (ii) other traditional healthcare companies and (iii) non-healthcare companies that are operationally similar to McKesson or other companies within its supply chain. Details on the composition of the new compensation peer group will be included in the Company’s definitive proxy statement for its 2014 Annual Meeting of Stockholders.

Item 7.01	Regulation FD Disclosure.

On February 27, 2014, the Company issued a press release announcing (i) the acceptance by Dr. Shaw and the Company of Mr. Hammergren’s letter significantly reducing his EBRP benefit, (ii) changes to the Company’s executive compensation program and (iii) changes to the compensation peer group. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

The information contained in this item, including Exhibit 99.1, is furnished to the Securities and Exchange Commission (the “Commission”), but shall not be deemed “filed” with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Letter dated February 27, 2014 relinquishing certain rights provided in the Employment Agreement.

99.1	Press release issued by the Company dated February 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 28, 2014
McKesson Corporation

	By:	/s/ Laureen E. Seeger
Laureen E. Seeger
Executive Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter dated February 27, 2014 relinquishing certain rights provided in the Employment Agreement.

99.1	Press release issued by the Company dated February 28, 2014.